                                    Exhibit 9

                              AMENDED AND RESTATED
                              --------------------
                                 SIDE AGREEMENT
                                 --------------


     THIS AMENDED AND RESTATED SIDE AGREEMENT, dated as of the 16th day of August, 2001 (this "Agreement") among Landmark Ventures VII, LLC, a Delaware limited liability company ("LV"), Landmark Communications, Inc., a Virginia corporation ("LCI" and together with LV, each a "Landmark Party" and collectively the "Landmark Parties"), and the investors listed on Schedule I hereto (the "Initial Investors"). The Landmark Parties and the Initial Investors are hereinafter collectively referred to as the "Investors". Capitalized terms not defined when used shall have the respective meanings given to such terms under Section 5(a) below.

                                 R E C I T A L S

     WHEREAS, LV and LCI have, pursuant to the terms of a Securities Purchase Agreement, dated July 30, 2001 (the "Purchase Agreement"), with coolsavings.com inc., a Michigan corporation (the "Company", which as used herein shall also mean the surviving corporation to the reincorporation merger contemplated by the Purchase Agreement), agreed to purchase shares of Series B Convertible Preferred Stock of the Company (the "Series B Preferred Stock"), a 12% Senior Secured Note executed by the Company (as may be amended from time to time) (the "Senior Secured Note"), and certain warrants (the "Warrants") to purchase shares of Common Stock (as defined below); and

     WHEREAS, pursuant to the conditions to closing under the Purchase Agreement, certain of the Initial Investors will acquire shares of Series C Convertible Preferred Stock of the Company (the "Series C Preferred Stock," and, collectively with the Series B Preferred Stock, the "Preferred Stock"); and

     WHEREAS, all of the Initial Investors hold Common Stock $0.001 per share of the Company (the "Common Stock" and, together with the Preferred Stock, the "Shares"); and

     WHEREAS, the Investors entered into a letter agreement dated July 30, 2001 (the "Initial Side Agreement"), and desire to further their mutual interests by amending and restating the Initial Side Agreement in its entirety on the terms set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

     1. LEGENDS.

     The certificates evidencing the Shares acquired by the Landmark Parties pursuant to the Purchase Agreement and those evidencing the Shares held or acquired by the Initial Investors, if certificated, will bear the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

     "The securities evidenced hereby are subject to the terms of that certain Side Agreement, dated as of August 16, 2001, by and among certain investors identified therein, which includes certain voting agreements. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request."

     As promptly as practicable after the date hereof, the Investors shall deliver all certificates representing any Shares to the Company to enable the Company to place the foregoing legend on such certificates. The Company may remove such legend a certificate upon request by an Investor in connection with a sale of the shares represented by the certificate.

     2. BOARD OF DIRECTORS.

     (a) Election of Directors.

     (i) As of the date of the First Tranche Closing (as defined under the Purchase Agreement), the Board of Directors of the Company (the "Board") shall consist of Steven M. Golden, Richard H. Rogel, Hugh R. Lamle, Matthew Moog, Arthur A. Weiss and Gary S. Briggs and up to seven (7) representatives designated by the holders of the outstanding Series B Preferred Stock (as of the date of the First Tranche Closing, LV) as provided under the Company's certificate of incorporation, as amended (the "Charter") (each representative designated by the holders of the Series B Preferred Stock from time to time, a "Series B Director").

     (ii) From the date of the First Tranche Closing, and at all times while the Series B Preferred Stock is outstanding, the Investors shall take all reasonable action within their respective power, including but not limited to, the voting (to the extent permitted by law) of all shares of capital stock of the Company owned by them or over which they have voting control, required (A) to cause the Board to consist of no less than seven (7) and no more than the applicable Whole Board Limit or Reset Board Limit (each as defined in the Charter) and (B) upon receipt of a written consent from the holders of the Series B Preferred Stock representing a majority of the then outstanding shares of Series B Preferred Stock (the "Acting Series B Holders"), to appoint and elect the number of Series B Directors required to fill the Reserved Series B Seats (as defined in the Charter). As used herein, "all reasonable action" or "all action" shall include, without limitation, the execution of written consents, the calling of special meetings, and the execution of waivers of notice and attendance at meetings.

     (iii) In the event (each a "Default") that the Company fails for any reason
(A) to pay any quarterly dividend with respect to the Series B Preferred Stock as required by the Charter, or (B) to make any redemption payment required pursuant to the Charter, then, in any such case, upon five (5) days written notice to the Initial Investors given at any time following and during the continuance of any Default, the holders of Series B Preferred Stock shall as a class become entitled to "Special Voting Rights" as defined and described in the Charter and the Investors shall take all action within their respective power to effect the change in Board composition required by the Special Voting Rights provision of the Charter.

     (iv) (A) From and after the date of the First Tranche Closing, LV and the other holders of Series B Preferred Stock shall be allowed to vote on an as-converted basis in the general election of Board members (the "At-Large Directors") for those Board seats that are not Reserved Series B Seats or otherwise required for Series B Directors (the "At-Large Seats") as provided under the Charter; provided, however, that with respect to the election of directors to such At-Large Seats, until May 31, 2005 and subject to the limitations in Section 2(a)(iv)(B) below, (1) the Landmark Parties shall vote all shares of capital stock of the Company owned by them for one person (a "Special Designee") nominated by each of Steven M. Golden, Richard H. Rogel and Hugh R. Lamle (each, a "Designated Investor"), (2) if a Special Designee is removed, with or without cause (and such removal was not required to effect the Special Voting Rights of the holders of the Series B Preferred Stock), the Landmark Parties shall vote all shares of capital stock of the Company owned by the Landmark Parties for another person nominated by the applicable Designated Investor, and (3) each Designated Investor may request that the Landmark Parties vote with them to remove their Special Designee, in which case the Landmark Parties shall vote all shares of capital stock of the Company owned by them in accordance with such request.

     (B) No Designated Investor may transfer or assign his rights under this
Section 2(a)(iv). In addition, the Landmark Parties' obligations to a Designated Investor under this Section 2(a)(iv) shall terminate if at any time: (1) the Designated Investor fails to request the nomination and election of a replacement director within thirty (30) days after the resignation or removal of the Designated Investor's previous Special Designee, (2) the Designated Investor beneficially owns less than fifty percent (50%) of the shares of capital stock of the Company (calculated on an as-exercised and as-converted basis) beneficially owned by such Designated Investor as of the consummation of the First Tranche Closing, or (3) the shares of Common Stock beneficially owned by a Designated Investor constitute less than one percent (1%) of the Common Stock of the Company (measured on an as-converted basis).

     (b) Removal of Directors. Upon LV's written request made at any time prior to the Second Tranche Closing (as defined under the Purchase Agreement) or, if the Second Tranche Closing does not occur and the Reset Board Limit applies, then at any time that the Special Voting Rights apply, the Investors agree to promptly take all reasonable action within their respective power, including but not limited to, the voting (to the extent permitted by law) of capital stock of the Company owned by them, to remove, with or without cause, any At-Large Director whose removal would be necessary to give LV majority representation on the Board after such removal with only four (4) of the Reserved Series B Seats being filled.

     (c) Committees and Subsidiary Boards. Each Investor agrees to take all reasonable actions to cause the Company's Bylaws (including the Bylaws of the surviving entity to the reincorporation merger) to provide that the number of Series B Directors entitled to serve on any committee (including, without limitation any Executive, Audit or Compensation Committees) ("Committee"), and on the board of directors of any subsidiary of the Company (a "Subsidiary Board") shall bear the same proportion to the number of members of the whole committee or whole subsidiary board, as applicable, as the Reserved Series B Seats bears to the Designated Number (as defined in the Charter) of the Company's Board.

     (d) No Revocation; Termination. The voting agreements contained in this
Section 2 are coupled with an interest and may not be revoked, except by an amendment, modification or termination effected in accordance with the terms of this Agreement. The voting agreements contained in this Section 2 shall terminate immediately upon the redemption or conversion of all shares of Series B Preferred Stock. In addition, the voting agreements of the individual investors that are Initial Investors shall not be binding upon a transferee of such Initial Investor's Shares unless such transferee is an Affiliate of the Initial Investor.

     (e) Nothing in this Section 2 shall be deemed to preclude any right of any holder of the Series B Preferred Stock under the Charter.

     3. GOING PRIVATE.

     Until the earlier of (a) two years after the Landmark Parties and any of their Affiliates own 51% of the Common Stock of the Company (measured on an as-converted basis) or (b) July 30, 2005, the Landmark Parties will not initiate or propose a transaction or series of transactions to make the Company a privately-held company or to acquire more than 20% of the Common Stock (including securities convertible or exchangeable into such Common Stock), calculated on a fully-diluted basis, except in a transaction or series of transactions which has been approved by holders of a majority of the Common Stock, calculated on a fully-diluted basis, not then held by the Landmark Parties or any Affiliate; provided, however, that the above restriction shall not apply to purchases made from any of the Initial Investors, Lend Lease International Pty. Limited or any of the transactions contemplated by the Purchase Agreement or the Transaction Documents (as defined under the Purchase Agreement), including, without limitation, adjustments made in connection with anti-dilution protections, the issuance, conversion or exercise of any of the securities acquired pursuant to the Purchase Agreement or any of the Transaction Documents, the issuance of securities made in respect of anti-dilution protections, and the exercise of any right of first offer or preemptive right.

     4. TERMINATION.

     The Agreement shall terminate on the earliest of (1) the termination of the Purchase Agreement, (2) the termination of the covenants in Sections 2 and 3 above in accordance with their terms, (3) the date which the Landmark Parties and the Initial Investors owning a majority of the Shares (excluding outstanding options) owned by the Initial Investors shall have agreed in writing to terminate this Agreement or (4) ten (10) years from the date hereof.

     5. INTERPRETATION OF THIS AGREEMENT.

     (a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

     Affiliate: shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity, including in the case of each Initial Investor such Person's family, heirs, executors or legal representatives, trusts or any other person formed or used for the benefit of such Person's family for purposes of estate planning.

     Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     (b) Accounting Principles. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     (c) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     (e) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

     6. MISCELLANEOUS.

     (a) Notices.

     (i) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid to any of the Investors, at the address or facsimile number of such Investor shown on Schedule I, or at such other address as the Investor may have furnished the other Investors in writing, with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 (facsimile: (212) 728-8111), Attention: William J. Grant, Jr., and a copy to Willcox & Savage, P.C., 1800 Bank of America Center, Norfolk, VA 23510 (facsimile: (757) 628-5566), Attention: Thomas C. Inglima.

     (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

     (b) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by a party pursuant hereto, and (iii) financial statements, certificates and other information previously or hereafter furnished to a party, may be reproduced by such party by photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such party may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

     (c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

     (d) Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior understandings among such parties (including the Initial Side Agreement). This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Landmark Parties and the Initial Investors owning a majority of the shares of Common Stock (excluding outstanding options) owned by the Initial Investors. This Agreement shall not become effective and the terms and provisions herein shall be of no force and effect unless and until all parties hereto have executed and delivered the Agreement.

     (e) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

     (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     (g) Injunctive Relief. The Investors hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Investor to perform any of its obligations set forth in this Agreement. Therefore, in addition to and not in limitation of any other rights and remedies, each of the Investors shall have the right to specific performance of such obligations (without the showing of special, imminent or irreparable damages and without any obligation to post bond or other security or Surety), and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Investors hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
                             SIGNATURE PAGES FOLLOW]


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        LANDMARK COMMUNICATIONS, INC.

                                        By: /s/ Guy R. Friddell, III
                                            ------------------------------
                                        Name:  Guy R. Friddell, III
                                        Title: Executive Vice President


                                        LANDMARK VENTURES VII, LLC

                                        By: /s/ Richard A. Fraim
                                            ------------------------------
                                        Name:  Richard A. Fraim
                                        Title: Vice President, Secretary and
                                               Treasurer


                                        HUGH R. LAMLE

                                        /s/ Hugh R. Lamle
                                        ------------------------------


                                        RICHARD H. ROGEL

                                        /s/ Richard H. Rogel
                                        ------------------------------


                                        STEVEN M. GOLDEN

                                        /s/ Steven M. Golden
                                        ------------------------------


                                        STEVEN M. GOLDEN REVOCABLE LIVING
                                           TRUST DATED 3/3/98


                                        By: /s/ Steven M. Golden
                                           -------------------------------
                                           Name:  Steven M. Golden
                                           Title: Trustee


                                        STEVEN M. GOLDEN L.L.C.

                                        By: /s/ Steven M. Golden
                                            ------------------------------
                                             Name:  Steven M. Golden
                                             Title: Member

                                        MATTHEW MOOG

                                        /s/ Matthew Moog
                                        ------------------------------


                                        MOOG INVESTMENT PARTNERS LP

                                        By: /s/ Matthew Moog
                                            ------------------------------
                                            Name:  Matthew Moog
                                            Title: General Partner


                                        HLBL FAMILY PARTNERS LP

                                        By: /s/ Hugh R. Lamle
                                            ------------------------------
                                            Name:  Hugh R. Lamle
                                            Title: Managing General Partner


                                        HUGH AND BETSY LAMLE FOUNDATION

                                        By: /s/ Hugh R. Lamle
                                            ------------------------------
                                            Name:  Hugh R. Lamle
                                            Title: President


                                        RICHARD ROGEL LIMITED PARTNERSHIP

                                        By: /s/ Richard Rogel
                                            ------------------------------
                                            Name:  Richard Rogel
                                            Title:  Partner


                                        RICHARD H. ROGEL REVOCABLE LIVING
                                           TRUST DATED 3/21/90

                                        By: /s/ Richard H. Rogel
                                            ------------------------------
                                            Name:  Richard H. Rogel
                                            Title:  Trustee

                                        RICHARD ROGEL -- CHARITABLE
                                           REMAINDER TRUST

                                        By: /s/ Richard H. Rogel
                                            ------------------------------
                                            Name:  Richard H. Rogel
                                            Title:  Trustee

                                   SCHEDULE I

                                Initial Investors
                                -----------------

Name                                      Address
----                                      -------

Hugh R. Lamle                             M.D. Sass Investor Services, Inc.
                                          1185 Avenue of the Americas
                                          New York, New York 10036-2699

Richard H. Rogel                          416 Shooting Star
                                          P.O. Box 1659
                                          Avon, Colorado 81620

Steven M. Golden                          360 N. Michigan Ave., 19th Floor
                                          Chicago, Illinois 60601

Steven M. Golden Revocable Living Trust   360 N. Michigan Ave., 19th Floor
dated 3/3/98; Steven M. Golden as         Chicago, Illinois 60601
Trustee

Steven M. Golden L.L.C.                   360 N. Michigan Ave., 19th Floor
                                          Chicago, Illinois 60601

Matthew Moog                              360 N. Michigan Ave., 19th Floor
                                          Chicago, Illinois 60601

Moog Investment Partners LP               360 N. Michigan Ave., 19th Floor
                                          Chicago, Illinois 60601

HLBL Family Partners LP                   M.D. Sass Investor Services, Inc.
                                          1185 Avenue of the Americas
                                          New York, New York 10036-2699

Hugh and Betsy Lamle Foundation           M.D. Sass Investor Services, Inc.
                                          1185 Avenue of the Americas
                                          New York, New York 10036-2699

Richard Rogel Limited Partnership         56 Rosecrown
                                          P.O. Box 1659
                                          Avon, Colorado 81620

Richard H. Rogel Revocable Living Trust   56 Rosecrown
dated 3/21/90                             P.O. Box 1659
                                          Avon, Colorado 81620

Richard Rogel -- Charitable Remainder     56 Rosecrown
Trust                                     P.O. Box 1659
                                          Avon, Colorado 81620